UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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BE Aerospace, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BE AEROSPACE, INC.
1400 CORPORATE CENTER WAY
WELLINGTON, FLORIDA 33414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 31, 2008

Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held in the Conference Center, 36th Floor, Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:30 a.m. on Thursday, July 31, 2008 for the following purposes:

1.	To elect two Class II directors;

2.	To consider and act upon a stockholder proposal; and

3.	To transact any other business that may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on May 30, 2008 are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

EDMUND J. MORIARTY
Secretary
Wellington, Florida
June 13, 2008

i

BE AEROSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS
JULY 31, 2008

PROXY STATEMENT

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 13, 2008.

The enclosed form of proxy is solicited on behalf of BE Aerospace, Inc. to be voted at the 2008 Annual Meeting of Stockholders to be held in the Conference Center, 36th Floor, Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:30 a.m. on Thursday, July 31, 2008 or at any adjournment thereof.

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

●	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

●
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central Time, on July 31, 2008 to be counted.

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To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central Time, on July 31, 2008 to be counted.

A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the Internet, and not revoked, will be voted at the meeting by the persons named as proxies, Thomas P. McCaffrey and Edmund J. Moriarty.

The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other stockholders. Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies. The Company has retained Georgeson Shareholder Communications, Inc. to assist in solicitation of proxies for a fee of $7,000 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the common stock.

In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company’s common stock, $0.01 par value, at the close of business on May 30, 2008 are entitled to receive notice of and to vote at the meeting. As of April 21, 2008 the Company had 93,075,108 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Consistent with Delaware state law and the Company’s by-laws, a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting. The two nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast is necessary to approve the actions described in Proposal No. 2.

The inspector of election will count the total number of votes cast “for” approval of Proposal No. 2 for purposes of determining whether sufficient affirmative votes have been cast. The inspector of election will count shares (i) represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposal No. 2; or (ii) that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposal No. 2. “Broker non-votes” are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.

The Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2007 accompanies this proxy statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

The nominees are Messrs. Robert J. Khoury and Jonathan M. Schofield, two of our directors currently designated as Class II Directors, whose terms expire at the meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

If elected, Messrs. Robert J. Khoury and Jonathan M. Schofield will serve as Class II Directors for a term of three years, expiring at the 2011 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Messrs. Robert J. Khoury and Jonathan M. Schofield will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Set forth below is the business experience of, and certain other information regarding, the two director nominees and the other current directors of the Company.

Director Nominees

Name, Age, Business Experience and Current Directorships	Director Since

ROBERT J. KHOURY, 66	1987
Robert J. Khoury has been a Director since July 1987, when he co-founded the Company. On December 31, 2005, Mr. Khoury retired from service as the Company’s President and Chief Executive Officer, a position he held since August 2000. From April 1996 through August 2000, he served as Vice Chairman of the Company. Mr. Khoury is the brother of Amin J. Khoury.

JONATHAN M. SCHOFIELD, 67	2001
Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as Chairman of the Board and CEO of Airbus North America Holdings, a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft, and served as Chairman from February 2000 until his retirement in March 2001. From 1989 until he joined Airbus, Mr. Schofield was President of United Technologies International Corporation. Mr. Schofield is currently a member of the board of directors of Aero Sat, Inc., Nordam Group, and TurboCombustor Technology, Inc. and is a trustee of LIFT Trust.

Current Directors

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires

CHARLES L. CHADWELL, 67	2007	2009
Charles L. Chadwell has been a Director since January 2007. Until his retirement in 2002, he was the Vice President and General Manager of Commercial Engine Operations for GE Aircraft Engines. After joining General Electric in 1965, he held a variety of management positions, including: Program Manager, CF6-80C program; Plant Manager, GE Aircraft Engines’ Wilmington, North Carolina plant; General Manager, GE Aircraft Engines Sourcing Operations; General Manager, Production Operations, GE Aircraft Engines’ Lynn, Massachusetts plant; Vice President, GE Aircraft Engines Human Resources; and Vice President and General Manager, Production and Procurement, GE Aircraft Engines.

RICHARD G. HAMERMESH, 60	1987	2009
Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh has been a Professor of Management Practice at Harvard Business School since July 1, 2002. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations.

AMIN J. KHOURY, 69	1987	2009
Amin J. Khoury has been the Chairman of the Board since July 1987 when he co-founded the Company. Effective December 31, 2005, with Mr. Robert J. Khoury’s retirement, Mr. Amin J. Khoury was appointed Chief Executive Officer. Mr. Amin J. Khoury also served as the Company’s Chief Executive Officer from September, 1987 until April 1, 1996. Since 1986, Mr. Khoury has been a director of Synthes, Inc., the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial maxillofacial and spine implants. Mr. Khoury is a member of the Board of Directors of the Aerospace Industries Association.  Mr. Khoury is the brother of Robert J. Khoury.

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires

JIM C. COWART, 56	1989	2010
Jim C. Cowart has been a Director since November 1989. Since September 2005, Mr. Cowart has been a Director of EAG Limited, a company listed on the London Stock Exchange, which is a provider of microanalytic laboratory services, including surface analysis and materials characterization. Since September 2004, Mr. Cowart has been Chairman and Chief Executive Officer of Auriga Medical Products GmbH, a distributor of medical devices. He is a Principal of Cowart & Co. LLC and private capital firms that provide strategic planning, competitive analysis, financial relations and other services. From August 1999 to May 2001, he was Chairman of QualPro Corporation, an aerospace components manufacturing company. From January 1993 to November 1997, he was the Chairman and CEO of Aurora Electronics Inc. Previously, Mr. Cowart was a founding general partner of Capital Resource Partners, a private investment capital manager, and he held various positions in investment banking and venture capital with Lehman Brothers, Shearson Venture Capital and Kidder, Peabody & Co.

ARTHUR E. WEGNER, 70	2007	2010
Arthur E. Wegner has been a Director since January 2007.  Mr. Wegner retired in 2000 as Executive Vice President of Raytheon Company and Chairman of Raytheon Aircraft. He joined Raytheon Company in July 1993 as a Senior Vice President and was appointed Chairman and CEO of Raytheon’s Beech Aircraft Corporation. In September 1994, he was appointed Chairman and CEO of Raytheon Aircraft, which was formed by the merger of Raytheon subsidiaries Beech Aircraft and Raytheon Corporate Jets. He became Chairman of Raytheon Aircraft in 2000. He was elected an Executive Vice President of Raytheon Company in March 1995. Mr. Wegner came to Raytheon Company after 20 years with United Technologies Corporation (UTC), where he was Executive Vice President and President of UTC’s Aerospace and Defense Sector. Prior to that he was President of UTC’s Pratt and Whitney Division. Mr. Wegner is past Chairman of the Board of Directors of the General Aviation Manufacturers Association and the Aerospace Industries Association.

Meetings of the Board of Directors and Committees

The Board of Directors held five meetings during 2007. All of the current directors attended all of the meetings. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each current director attended all of the meetings of the committees of the Board of Directors on which they served during 2007, other than Mr. Cowart who was unable to attend one Audit Committee meeting.  We do not have a specific policy for director attendance at Annual Meetings of Stockholders, but we encourage all directors to use reasonable efforts to attend our annual meeting. All  members of our Board of Directors attended the 2007 Annual Meeting of Stockholders. The Board of Directors has determined that Messrs. Chadwell, Cowart, Hamermesh, Schofield and Wegner are independent under NASDAQ rules.

The Audit Committee is currently composed of Messrs. Cowart, Hamermesh and Wegner with Mr. Cowart acting as Chairman. The Audit Committee held six meetings during 2007. The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. All members of the Audit Committee are independent under NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by and approved by our Board of Directors.

The Compensation Committee is currently composed of Messrs. Chadwell and Schofield. The Compensation Committee held four meetings and acted pursuant to a unanimous written consent on two other occasions during 2007. The Compensation Committee provides recommendations to the Board of Directors regarding compensation matters and administers the Company’s incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by NASDAQ rules. The Compensation Committee operates under a written charter adopted and approved by our Board of Directors.

The Compensation Committee is not authorized to delegate any of its authority described herein to any other persons (other than a subcommittee). Our CEO, COO and CFO attended portions of some or all of the Compensation Committee meetings during 2007 at the invitation of the Compensation Committee. Management input was taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets.  Our Vice President-Law & General Counsel and our Vice President-Human Resources also attended selected meetings during 2007 to provide the Compensation Committee with information to consider in respect to various areas in which they have special expertise. Our Vice President-Law & General Counsel also serves as secretary to the Compensation Committee. On no occasion were any of our named executive officers involved in any discussion specifically relating to their own compensation, other than our CEO, who discussed both his performance and his compensation directly with our Compensation Committee.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Chadwell, Cowart, Hamermesh, Schofield and Wegner. The Nominating and Corporate Governance Committee held one meeting during 2007. The Nominating and Corporate Governance Committee is responsible for among other things, assisting the Board of Directors by actively identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by current NASDAQ rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board of Directors.

To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages an outside executive compensation consultant to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our compensation process. The Compensation Committee selected Mercer Human Resource Consulting (“Mercer”), as its consultant for 2007 and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and instructing the Compensation Committee on compensation trends and best practices. As a result, Mercer periodically participated in Compensation Committee meetings, and they also provided the Compensation Committee with specialized advice to consider in establishing and evaluating our compensation practices. No member of management has engaged Mercer to advise them on executive compensation matters.  Further, Mercer has not been engaged to advise the Company or its management on any other matters.  Mercer reports directly to the Compensation Committee. Greater detail regarding our compensation process is set forth below in our Compensation Discussion and Analysis.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available at www.beaerospace.com in the Investor Relations section.

Stockholder Communications with Our Board of Directors

To facilitate the ability of stockholders to communicate with our Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent: directors@beaerospace.com, or The Board of Directors, c/o The Corporate Secretary, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

Our Corporate Secretary reviews all correspondence addressed to the Board of Directors and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical or conflict of interest situations, which are directed to the Nominating and Corporate Governance Committee.

Nomination of Directors

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for election and reelection to the Board and will consider nominations submitted by stockholders. The Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Nominating and Corporate Governance Committee seeks to create a Board of Directors that is strong in its collective diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Board of Directors, on an annual basis, the current composition of the Board of Directors in light of characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company’s anticipated needs. When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the size of the Board of Directors and the needs of the Board of Directors at a given point in time.

Generally, in nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board of Directors shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the Board of Directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our registered address in Wellington, Florida. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than the earlier of (i) 50 days before the first anniversary of the last Annual Meeting of Stockholders or (ii) if less than 60 days’ notice of the date of the Annual Meeting of Stockholders at which directors are to be elected is given, ten days after such notice. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2008 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No person who is or has been an officer or other employee of the Company served as a member of the Company’s Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee on the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related person transaction.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for serving on the Company’s Board of Directors. Directors who are not employees of the Company currently receive an annual retainer of $80,000. In addition, the chairs of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee also receive additional annual retainers of $10,000, $10,000 and $5,000, respectively. $50,000 of the $80,000 annual board retainer is paid in cash and the remaining $30,000 of the annual board retainer is paid in shares of our common stock. Up to 100% of the directors' cash and/or stock retainers may be deferred pursuant to our Non-Employee Directors Deferred Stock Plan (“Directors Plan”), as amended.  During 2007 our directors amended the Directors Plan to allow the deferral of up to 100% of their board retainers.  Previously 50% of board retainers and 50% of committee fees were deferred.  In connection with the implementation of this amendment, in March 2008 distributions of previously earned and deferred shares totaling 25,726, 25,435, and 24,818 shares were made to Messrs. Cowart, Hamermesh and Schofield, respectively.  The deferred cash compensation or shares of common stock are held in an account under the Directors Plan until the termination of the director’s service and are paid in a lump-sum or in up to five annual installments, as elected by the director. The directors are fully vested in the deferred shares at all times but have no rights as stockholders until distribution. In the event of a change of control (as defined in the plan), the share accounts under the plan will be distributed to the directors in a lump-sum.

In addition, each non-employee director receives $2,000 in cash for each committee meeting attended.

Non-employee directors receive an annual grant of restricted stock with a fair market value of $40,000. The grants are made pursuant to our 2005 Long-Term Incentive Plan and vest on each of the first, second, third and fourth anniversaries of the date of grant, provided the director remains in continuous service through the applicable vesting period.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board of Directors. In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program. We do not provide our directors with any other perquisites or special benefits for their service on our Board.

Director compensation is determined by the Compensation Committee and approved by the entire Board of Directors. In 2007, we engaged an independent third-party consultant to review our non-employee directors’ compensation program to ensure that our program is competitive with current market practices and trends, is consistent with the principles of good governance and is aligned with the interests of our shareholders. We used the same compensation comparison group for both our executive officers’ market pay analysis and our non-employee directors’ review, as described below in our Compensation Discussion and Analysis. The review indicated that our non-employee directors’ total compensation was somewhat below that of our peer group. As a result of that review, and based on the Compensation Committee’s recommendation, the Board increased the retainer by $20,000 to the current $80,000 retainer.

Consulting Arrangement with Robert J. Khoury.  Effective January 1, 2006, upon his retirement as our President and Chief Executive Officer, Mr. Khoury entered into a consulting agreement with us pursuant to which he agreed to provide certain specified services to us during a six-year consulting period, including sales and marketing services, assistance in developing and implementing key customer strategies, advice and consultation regarding operational matters of the Company and maintenance of key customer relationships through periodic customer visits.  In consideration for the consulting services, Mr. Khoury receives a consulting fee of $263,300 per calendar year.  He is also entitled to an office, secretarial support and air travel in accordance with past practices under our travel policy.  The consulting agreement may not be amended, modified or terminated without the prior written consent of both parties.  If Mr. Khoury ceases to provide the consulting services as a result of his death or disability, he or his estate will be entitled to a lump-sum payment equal to the consulting fees payable through the remainder of the consulting period.  As a member of the Board, Mr. Khoury is also entitled to receive all compensation paid to our non-employee directors.

The following table summarizes the compensation paid to our non-employee directors in 2007.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)(3)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Charles L. Chadwell	43,000	7,527	—	50,527
Jim C. Cowart	48,000	17,311	—	65,311
Richard G. Hamermesh	43,000	17,311	—	60,311
David C. Hurley(5)	18,000	17,509	—	35,509
Robert J. Khoury	35,000	35,214(4)	361,291(4)	431,505
Jonathan M. Schofield	50,125	17,311	—	67,436
Arthur E. Wegner	43,000	7,527	—	50,527

(1)	Includes all cash retainers and meeting fees paid to our non-employee directors as described above.

(2)
The amounts reported in the “Stock Awards” column reflect the dollar amount, without reduction for risk of forfeiture, recognized for financial reporting purposes for the fiscal year ended December 31, 2007 of awards of restricted stock, calculated in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R “Share Based Payment,” or SFAS 123R. The amount set forth may include expenses attributable to equity awards granted during and before 2007. Assumptions made in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal year ended December 31, 2007 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2008.

(3)
Each member of our Board of Directors as of March 31, 2007 received (i) an aggregate of 1,262 shares of restricted stock during 2007 which had a fair market value on the date of grant of $40,000, plus (ii) an aggregate number of shares of our common stock with a fair market value on the date of grant equal to ($30,000), plus (iii) as further discussed above, up to 100% of any retainers arising from their participation as a member of our Audit, Compensation or Nominating and Corporate Governance Committees.

As of December 31, 2007, the aggregate number of deferred shares, unvested restricted stock awards and unexercised stock options pursuant to our Non-Employee Director Deferred Stock Plan held by each non-employee director was as follows:

		Deferred Shares	Stock Awards (#)	Stock Options (#)
	Charles L. Chadwell	745	1,261	-0-
	Jim C. Cowart	25,726	2,456	-0-
	Richard G. Hamermesh	25,435	2,456	-0-
	Robert J. Khoury	2,045	2,455	-0-
	Jonathan M. Schofield	24,818	2,456	-0-
	Arthur E. Wegner	745	1,261	-0-

(4)
The amount reported for Mr. Robert J. Khoury for 2007 includes payments under a consulting agreement he entered into upon his retirement of $263,300; personal use of the Company aircraft of $75,246; and executive medical coverage of $22,745.  During 2007 Mr. Robert J. Khoury also received 1,592 shares of our common stock as compensation for his service as a director during 2006.  However, because the shares were not issued until 2007, no compensation expense was recorded in 2006 and instead compensation expense was recorded at the closing price on the date the shares were issued of $50.53 per share.  The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering. The terms of our executive medical plan are set forth below in our Compensation Discussion and Analysis.

(5)	Mr. Hurley resigned from the Board of Directors effective April 27, 2007.

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The committee is currently composed of three directors: Messrs. Cowart, Hamermesh and Wegner, and operates under a written charter adopted and approved by the Board of Directors, which is available on our website at www.beaerospace.com in the Investors Relations section. Mr. Cowart currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act).  All three current directors serving on the Audit Committee are independent committee members as defined by NASDAQ and SEC rules. Our Board of Directors has determined that Mr. Cowart is an “audit committee financial expert” in accordance with SEC rules.

Report of the Audit Committee of the Board of Directors

Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for 2007 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

We also discussed with the independent auditors matters required to be discussed with Audit Committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) standards and related rules.

The Company’s independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board of Directors that the Company’s audited consolidated financial statements for 2007 be included in the Company’s Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

Audit Committee:
Jim C. Cowart
Richard G. Hamermesh
Arthur E. Wegner

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 21, 2008, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the three other most highly paid executive officers in 2007; (iii) each of the Company’s directors; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock Beneficially Owned
	Number of Shares		Percent of Outstanding Shares(1)
American Century Investment Management 4500 Main Street, 9th Floor Kansas City, MO 64111	8,747,423	(2)	9.4%
Amin J. Khoury+*	382,063		**
Thomas P. McCaffrey+	132,779	(3)	**
Jim C. Cowart*	121,944	(4)	**
Michael B. Baughan+	42,630	(5)	**
Jonathan M. Schofield*	55,021	(6)	**
Richard G. Hamermesh*	9,407	(7)	**
Werner Lieberherr+	36,444		**
Wayne Exton+	23,718		**
Robert A. Marchetti+	16,293	(8)	**
Robert J. Khoury*	11,265	(9)	**
Arthur E. Wegner*	7,375	(10)	**
Charles L. Chadwell*	3,467	(11)
All Directors and Executive Officers as a group (14 Persons)	899,925		1%

+	Named executive officer

*	Director of the Company

**	Less than 1 percent

(1)
The number of shares of our common stock deemed outstanding includes: (i) 93,075,108 shares of common stock outstanding as of April 21, 2008 and (ii) 2,000 shares of common stock subject to outstanding stock options which are currently exercisable by the named individual or group.

(2)
Based on information in the Schedule 13G, as of December 31, 2007, filed on February 12, 2008 by American Century Investment Management reported sole voting and sole dispositive power over shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(3)	Includes 7,611 shares owned pursuant to the Company’s 401(k) Plan.

(4)	Includes 446 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(5)	Includes 108 shares owned pursuant to the Company’s 401(k) Plan.

(6)	Includes 223 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(7)	Includes 409 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(8)	Includes 312 shares owned pursuant to the Company’s 401(k) Plan.

(9)	Includes 2,268 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan and 5,000 shares indirectly owned.

(10)	Includes 969 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(11)	Includes 1,062 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

COMPENSATION DISCUSSION & ANALYSIS

The Objectives of our Named Executive Officer Compensation Program

The following Compensation Discussion and Analysis addresses the objectives and elements of our executive compensation program, how our Compensation Committee uses external information to assist their oversight of our executive compensation and how we measure individual and Company performance.

The objectives of our 2007 executive compensation program were as follows:

●	Provide a total compensation opportunity that is competitive with the market for executive talent, thereby enabling us to attract, retain and motivate our executives;

●
Ensure a strong relationship between pay and performance, including both rewards for results that meet or exceed performance targets and consequences for results that are below performance targets; and

●	Align executive and shareholder interests through the provision of long-term incentives that link executive compensation to shareholder value creation.

Our Named Executive Officers

Our named executive officers include our six most highly compensated executives during 2007, consisting of: Amin J. Khoury, Chairman & Chief Executive Officer; Michael B. Baughan, President & Chief Operating Officer; Thomas P. McCaffrey, Senior Vice President, Chief Financial Officer & Treasurer; Werner Lieberherr, Vice President & General Manager—Commercial Aircraft Products Group; Robert Marchetti, Vice President & General Manager—Distribution Segment; and Wayne Exton, Vice President & General Manager—Business Jet Segment.

What our Compensation is Intended to Reward

Company Performance. Through the provision of short and long-term incentives, our executive compensation program is designed to reward: (i) the achievement of short-term financial goals measuring revenue, operating margins, cash flow and bookings and (ii) the execution of our long-term strategic goals and objectives. We believe that revenue growth, operating margin expansion, cash flow growth and bookings expansion are the key short-term drivers of shareholder value. On a longer term basis we believe shareholder value is created through the successful execution of a sound business strategy.

Our business strategy is to maintain a leadership position and best serve our customers by:

●	offering the broadest and most innovative products and services in the industry;

●
offering a broad range of engineering services, including design, integration, installation and certification services, and aircraft reconfiguration, along with passenger-to-freighter conversion services;

●	pursuing the highest level of quality in every facet of our operations, from the factory floor to customer support;

●
aggressively pursuing continuous improvement initiatives in all facets of our businesses, and in particular our manufacturing operations, to reduce cycle time, lower cost, improve quality and expand our margins; and

●	pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturers and encompassing our entire product line.

Our Compensation Committee performs annual reviews of our performance and the contributions of each of our named executive officers to ensure that our executive compensation program rewards the achievement of our financial objectives and the execution of our business strategy.

Individual Performance. In addition to overall Company performance, our compensation program rewards individual performance toward the attainment of our goals and objectives. In setting the targeted pay level of the individual named executive officers, a variety of factors are considered, including: competencies, skills, prior experience, scope of responsibility and accountability within the organization.

On an annual basis, each named executive officer’s attainment of goals and demonstration of defined leadership competencies is assessed by our Chairman and Chief Executive Officer through our leadership performance and development assessment process. Our CEO recommends to the Compensation Committee the base salaries of each of our named executive officers as of July 1 of each year and incentive compensation awards for the preceding year to the Compensation Committee. The Compensation Committee performs a similar assessment of our CEO after the conclusion of the fiscal year and approves his base salary and incentive compensation.

During 2007 the Compensation Committee changed the date for adjusting base salaries from January 1 to July 1 of each year in order to provide ongoing discussions regarding performance and compensation throughout the year. As a result of this change, we now adjust base salaries for all of our employees as of July 1 of each year, we award long term incentives on November 15 of each year and we award annual cash incentives in the first quarter of the following year.

The Elements of our Compensation Program

At the beginning of each year the Compensation Committee determines the targeted range of compensation levels which may be earned by each named executive officer. For 2007, aggregate compensation amounts for named executive officers (depending on their title and position) were established in the following forms and percentages: base salary (approximately 27% - 36% of total targeted compensation); annual cash incentive (approximately 27% - 33% of total targeted compensation); and long term equity incentives (approximately 33%-47% of total targeted compensation). Long term equity incentives in 2007 consisted of restricted stock awards which generally vest ratably over a four year period.

The aggregate total targeted maximum compensation, expressed as a percentage of annual base salary, for each named executive officer (depending on title and position) was as follows for 2007: base salary (100%), performance-based cash incentives (100% - 120%) and long term equity incentives (100% - 175%).

Base Salary. We provide each of our named executive officers with a competitive fixed annual base salary. The base salaries for our named executive officers are reviewed annually by the Compensation Committee, taking into account the results achieved by the executive, the executive’s future potential, scope of responsibilities and experience, and competitive salary practices. We believe that it is important to pay a base salary that is consistent with similarly sized industry peers with similar continuous performance characteristics. In 2007, base salary increases, exclusive of increases associated with promotions and changes in responsibilities for our named executive officers, ranged from 6.0% to 7.0% of their 2006 base salaries. As more fully described under the heading “External Benchmarking” below, these increases generally positioned our named executive officers’ base salary levels between the 50th and 75th percentile of the base salaries of executives in comparable positions as reflected in peer company and general industry compensation survey data.

Annual Cash Incentives. In 2007 our named executive officers were eligible to receive annual cash incentives pursuant to our Management Incentive Plan, or MIP, based on the attainment of both Company and individual performance goals. We believe that directly linking a significant portion of our named executive officers’ cash compensation to an individual segment or aggregate corporate performance (as applicable) is an important factor in achieving our corporate objectives.

In January 2007 the Compensation Committee approved the financial metrics against which cash incentives are awarded and established an annual cash incentive opportunity for each named executive officer under the MIP.  2007 financial metrics and weighting with respect to each goal are as follows:

●	30%—operating earnings;

●
30%—operating cash flow (generally defined as earnings before interest, taxes, depreciation and/or amortization, or EBITDA, plus or minus changes in working capital (and other current and non-current assets and liabilities), less capital expenditures)

●	20%—operating margin; and

●	20%—bookings.

These performance metrics are evaluated on an annual basis to ensure we measure what we believe are the most relevant business measures of total business performance. The performance goals are established as part of our annual financial planning process and are the measure against which all MIP participants’ performance is measured. We do not disclose the specific corporate or business segment targets since they contain competitively sensitive information and the specific targets are not material to an understanding of incentive compensation awards to the named executive officers. However, we believe each of the targets is appropriate and obtainable.

A targeted level of performance was established for each financial metric set forth above.

The aggregate total amount of MIP funds available to be awarded is determined on a site, segment and corporate level based on the achievement of the goals approved by our Compensation Committee. The amounts deemed to be earned by a site, segment or our Company overall are then awarded to each participant, including our named executive officers, with each participant’s award allocated on the basis of their actual individual performance for the year. MIP awards are based on both the financial performance of their segment or our Company, as applicable, and an individual’s relative contribution to the success of their segment or our Company, as applicable, during the year. Some awards are equal to 100% of the maximum amount that may be awarded and others are closer to 50% of the total award. Over the past several years the average award for all our MIP participants has ranged from 70%-75% of the maximum award.

During 2007, payment of the portion of a cash incentive attributable to each metric is based on achieving a minimum of 90% of the targeted performance level established by the Compensation Committee for the metric. During 2007, if actual performance of any metric was below 90%, no cash incentive payment was earned with respect to this metric. Achieving between 90% and 100% of the target resulted in an allocation between 0% and 100% of the target cash incentive attributable to that metric. During 2007, if we achieved more than 100% of the target for a metric, a named executive officer could potentially receive an additional 5% of his target bonus attributable to that metric as a “kicker”, as determined by the Compensation Committee in its sole discretion. As a result, depending on our financial performance, it was possible for an executive to be awarded an aggregate cash incentive ranging from 0%-120% of his base salary. The Compensation Committee may approve adjustments to performance goals to recognize corporate or segment contributions, particularly in situations where such contributions may have been in conflict with the shorter term financial metrics measured by our MIP. The Compensation Committee may also use their judgment to exclude the impact of non-recurring gains, charges or unusual items as facts and circumstances dictate.

Under the MIP, the actual cash incentive payments made to each participant (other than our CEO) are determined by our Compensation Committee based on our CEO’s assessment of each participant’s contribution toward the attainment of specific Company-wide or segment specific goals, as appropriate, individual goals and the demonstration of defined leadership competencies. Following the review of the CEO’s recommendations, the Compensation Committee approves the final MIP awards, which may be higher or lower than the amount determined as a result of the attainment of the financial goals described above. The Compensation Committee performs a similar performance assessment of our CEO and approves his MIP award based on this assessment.

On February 15, 2008, our Compensation Committee unanimously approved amendments to the MIP to provide that bonuses will be based upon the achievement of two components: performance objectives (weighted at 80%) and individual strategic initiatives (weighted at 20%).  The performance objectives for 2008 are operating earnings (weighted at 30%), operating cash flow (as defined) (weighted at 30%), bookings (weighted at 20%) and operating margin (weighted at 20%).  The 2008 targets for each performance measure were established by our Compensation Committee.  The MIP now provides that, in general, no payments will be made under the MIP with respect to a particular performance objective unless the Company or the participant’s business unit exceeds 80% of the targets for the applicable performance objective. However, bonus payments for performance between 80% and 90% of target are less than 10% of targeted bonus.  Beginning in 2008, named executive officers will be eligible to receive a target bonus of 68%-85% of their base salaries and a targeted maximum bonus of 80%-100% of base salaries, depending on their title and position.  If the Company or a named executive officer’s business unit (as appropriate) exceeds the target performance objectives by 100% or more, and the named executive officer’s individual performance is at a superior level, the named executive officer will be eligible to receive up to an additional 10% or 20% of his or her base salary (depending on their  title and position), resulting in a maximum bonus of up to 100%-120% of their  base salary, depending on their title and position.

Attainment of 2007 Performance Measures. 2007 was an outstanding year for our Company. Our consolidated revenues were $1.68 billion, a 48.7% increase over 2006. Operating earnings of $247.0 million for 2007 were $98.7 million, or 66.6%, greater than 2006, due to both the 48.7% increase in revenue and a 160 basis point expansion in our operating margin to 14.7% of sales in 2007, reflecting the high in quality backlog and operating leverage at the higher revenue level, offset by acquisition and integration costs and learning curve costs in the seating, business jet and engineering services segments. Bookings for 2007 were approximately $2.2 billion, a record for any year, and drove our backlog to over $2.2 billion, also a record.  In addition, our common stock appreciated by 106% during 2007 and was cited by the Wall Street Journal as the best performing aerospace stock over the past one, three and five year periods ended December 31, 2007.

The following is a summary of our financial performance during 2007 against the measures set by the Compensation Committee under the MIP:

●	Operating earnings of approximately $247.0 million, increased by 66.6% as compared to 2006 and was above our 2007 target;

●
Operating cash flow of approximately $22.0 million, decreased by $19.0 million as compared to 2006 as a result of the 48.7% increase in revenues and a $215.4 million increase in inventories associated with the product line expansion at our distribution segment and to support our record backlog.  Operating cash flow was approximately equal to our 2007 target, as adjusted for the substantially higher than targeted revenue and backlog levels;

●
Operating margin of 14.7%, increased by 160 basis points as compared to 2006 and was below our 2007 target principally due to start up and learning curve costs for new major programs in the seating, business jet and engineering services segments; and

●	Bookings of $2.2 billion, increased by approximately 30% as compared to 2006 and was above our 2007 target.

On February 5, 2008, the Compensation Committee concluded that in aggregate, we exceeded our 2007 MIP performance target. Considering these results, as well as certain qualitative factors which the Compensation Committee considers an important part of its assessment (such as expanding our market shares, demonstrating market share leadership, advances in new product development, achievement of key strategic initiatives such as the integration of key strategic acquisitions, and strengthening our balance sheet), and taking into account each named executive officer’s individual performance against their goals, and the success of their respective segment or our Company, as applicable, the Compensation Committee determined an aggregate cash incentive award for our named executive officers equal to approximately 93% of the total aggregate targeted annual cash incentive opportunity (as a group).

The Compensation Committee believes our CEO had an exceptionally successful year as evidenced by our very strong financial performance, substantially completing the integration of two strategically important acquisitions of Draeger Aerospace GmbH and New York Fasteners Corp., his leadership in the development, communication and execution of our strategy and his role in the strengthening of our balance sheet. As a result, the Compensation Committee awarded our CEO cash incentive compensation equal to 100% of his base salary. The actual amount of cash incentive awards paid to each named executive officer is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table that follows this Compensation Discussion and Analysis.

2007 Long-term Equity Incentives. Approximately 33%-47% of the total targeted compensation opportunity provided to our named executive officers in 2007 was equity-based. This emphasis on equity-based compensation reflects our view that there should be a close alignment between long-term shareholder value creation and named executive officer compensation.

We believe the use of long-term equity incentive awards accomplishes important objectives of our executive compensation program by linking shareholder value creation to long-term incentives. The level of benefit received by our named executive officers is dependent, to a large degree, on the successful execution of our strategy and delivering significant, sustained growth on a consistent basis.

2007 Restricted Stock Grants. On October  31, 2007, the Compensation Committee approved grants of restricted stock effective as of November 15, 2007 to approximately 245 of our managers, including each of our named executive officers, pursuant to our 2005 Long-Term Incentive Plan. The Compensation Committee anticipates that these awards will serve as a long-term incentive to the employees.

The amount of the awards ranged from approximately 100%-175% of each named executive officer’s base salary. In determining the amounts of the equity compensation awarded to our named executive officers, the Compensation Committee considered a variety of factors, including individual performance, competencies, skills, prior experiences, scope of responsibility and accountability within the organization. The actual number of shares granted to each named executive officer was determined by dividing the dollar value of each award by the closing price of our common stock on the date of grant. The number of shares of stock granted and the SFAS 123R grant date fair value is shown in our Grants of Plan-Based Awards Table following this Compensation Discussion and Analysis.  The restricted stock awards generally vest 25% on the first, second, third and fourth anniversary of the date of grant.

On April 28, 2008 our Compensation Committee established a performance-based component to our restricted stock program for our managers.  The award guidelines for each named executive officer provide for a minimum annual award equal to 75%-130% of his base salary, a targeted annual award equal to 100%-175% of his base salary and a maximum annual award equal to 125%-220% of his base salary.  Seventy-five percent of the annual award to each named executive officer will be subject to time-based vesting and 25% of the annual award will be subject to performance-based vesting.  The time-based award will vest ratably over a period of four years.  The vesting of the performance-based award is subject to the Company achieving the annual operating earnings target established by the Compensation Committee in the 12-month period ending on September 30th each year, and will vest over a four-year period subject to the following conditions: (i) if we achieve 100% of our performance target in an applicable year, 25% of the total performance-based award will vest in the applicable year; (ii) if we achieve 90% of our performance target in an applicable year, 10% of the total performance-based award will vest in the applicable year; (iii) if we achieve between 90% and 100% of our performance target in an applicable year, between 10% and 25% of the total performance-based award will vest in the applicable year (as determined on the basis of linear interpolation); and (iv) if we achieve less than 90% of our performance target in an applicable year, the named executive officer forfeits the award that would have vested in the applicable year.

Severance and Change of Control Benefits. We have entered into employment agreements with each of our named executive officers, which are described below in detail under the heading “Employment, Severance and Change of Control Agreements.” Our employment agreements with Messrs. Khoury and McCaffrey do not contain change of control provisions.  Our employment agreements with our named executive officers, other than Messrs. Khoury and McCaffrey, contain change of control provisions that provide benefits in the event that the executive is terminated in connection with a change of control of our Company. These change of control provisions generally provide for continuation of the executive’s base salary for the remaining term of their employment agreements and a severance payment ranging from one to three years of base salary.

We also provide each of our named executive officers with severance benefits if their employment is terminated for any reason other than cause or in some instances, due to their resignation for good reason (as each term is defined in the applicable agreements). In such cases, the employment agreements require that we pay the executive his salary for the remaining term of the applicable employment agreement and provide a severance payment ranging from one to two times the executive’s base salary. Our severance and change of control benefits were determined on the basis of market practices in order to provide a competitive overall compensation package to our named executive officers.

Retirement Compensation. We have agreed with Mr. Khoury to make an annual retirement contribution equal to 1.5 times his base salary to a grantor trust established on his behalf. We fund this amount, less applicable personal income taxes, into a grantor trust on a quarterly basis in arrears. Changes in Mr. Khoury’s base salary are reflected on a cumulative basis in the quarterly contributions following a change in his base salary.

We have agreed with Mr. Baughan to make an annual retirement contribution of 50% of his average annual salary for the preceding three-year period to a rabbi trust established on his behalf. The retirement contributions will vest in full on April 26, 2012. Vesting of the accrued retirement contributions will accelerate upon the termination of Mr. Baughan’s employment due to his death, disability or by us without cause (as defined in his employment agreement). We fund this amount, less applicable personal income taxes, into this rabbi trust on a quarterly basis in arrears. Changes in Mr. Baughan’s base salary are reflected in the quarterly contributions following a change in his base salary.

We also have agreed with Mr. McCaffrey to make an annual retirement contribution of 50% of his average annual salary for the preceding three-year period to a grantor trust established on his behalf. We fund this amount, less applicable personal income taxes, into this grantor trust on a quarterly basis in arrears. Changes in Mr. McCaffrey’s base salary are reflected in the quarterly contributions following a change in his base salary.

Other than participation in our qualified 401(k) Plan under the same terms as all other employees, we do not offer retirement benefits to any of our other named executive officers.

A detailed description of the retirement benefits for our CEO, COO and CFO is set forth below under the heading “Employment, Severance and Change of Control Agreements.”

Other Compensation.

In addition to the benefits that are generally available to all of our employees, we provide some or all of our named executive officers with the following additional benefits and perquisites.

●
Under the Medical Care Reimbursement Plan for Executives, which has been in effect since January 1, 1998, each of our named executive officers is reimbursed for medical care expenses that are not otherwise reimbursed by any plan or arrangement up to a maximum benefit of 10% of their base salary per year.

●	We reimburse each of our named executive officers for reasonable costs of financial and estate planning.

●	Certain named executive officers receive a monthly automobile allowance, as described below under the heading “Employment, Severance and Change of Control Agreements."

●
Messrs. Khoury, Baughan and McCaffrey are party to death benefit agreements under which their designated beneficiaries will receive death benefits of $3,000,000, $1,500,000 and $1,000,000, respectively, upon their death, whether during or following their termination from employment. With respect to Messrs. Khoury, Baughan and McCaffrey, we have funded these death benefit agreements with fully paid-up whole-term life insurance policies.

●
Under our travel policy, we provide use of a Company-owned aircraft to our CEO and limited use to our former CEO to ensure their personal security. As set forth in the “All Other Compensation” column of the Director Compensation Table above and the Summary Compensation Table below, our CEO and former CEO are taxed on the incremental cost relating to their personal use of the aircraft.

To the extent applicable, these amounts are included in the Summary Compensation Table as part of the “All Other Compensation” column.

External Benchmarking

We benchmark targeted pay levels for essentially every position throughout our organization through the use of one or more compensation advisory services. Our Compensation Committee also engages an independent compensation consultant to assist our Compensation Committee to oversee our executive compensation program. Market data provides a reference and framework for decisions about the base salary, targeted annual cash incentives, and the appropriate level of long-term incentives to be provided to each named executive officer. However, due to year-over-year variability and the inexact science of matching and pricing executive jobs, we believe that market data should be interpreted within the context of other important factors and should not solely be used to dictate a specific pay level for an executive. As a result, in setting the target pay level of our named executive officers, market data is reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

Mercer Human Resources Consulting has reviewed both the individual components and aggregate composition of our compensation packages for our named executive officers and has advised our Compensation Committee that for each of our named executive officers, the target total cash compensation (including base salary and targeted annual cash incentives) is near the 75th percentile, target total direct compensation (including base salary, annual cash and long-term incentives) approximates the median, and total direct compensation (including base salary, annual cash and long-term incentives) plus retirement contributions, as applicable, is near the median of the peer group described below.

Compensation Comparison Group. The compensation comparison group we used in 2007 was comprised of the following 12 companies in the aerospace and defense industries:

●	Goodrich Corporation

●	Precision Castparts Corporation

●	Teleflex Inc.

●	Crane Co.

●	DRS Technologies, Inc.

●	Teledyne Technologies, Inc.

●	Moog Inc.

●	Hexcel Corporation

●	Curtiss-Wright Corporation

●	Esterline Technologies Corporation

●	AAR Corp.

●	Triumph Group Inc.

In consultation with the Compensation Committee, these companies were selected for our peer group on the basis that (i) as compared to our Company, they were within a reasonable range for revenue size and equity market capitalization; (ii) they had executive positions comparable to those at our Company which required a similar set of management skills and experience; and (iii) they were representative of organizations that compete with us for business and executive talent. The median 2006 revenues and equity market capitalization of our peer group were $1.4 billion and $2.0 billion, respectively; our revenues for the year ended December 31, 2007 were $1.68 billion and as of December 31, 2007 our equity market capitalization was $4.9 billion.

Benchmarking Objectives. We believe our executives should possess above average competencies, skills, prior experience, and display above-average leadership skills as they discharge their responsibilities. Our objective is to establish total targeted compensation (defined as base salary, targeted annual cash incentive, long-term incentives, and, where applicable, retirement contributions) for our named executive officers near the 75th percentile of our peer group. We believe the weighting of each component of our compensation program is appropriate given the historically cyclical nature of our industry which has resulted and may result in several year periods during which substantially lower cash incentives are awarded.

Benchmarking Process. Each year, the Compensation Committee directs senior management to engage an independent third-party consulting organization to advise the Compensation Committee as it conducts its review of our compensation program and our financial performance versus our peer group. Compensation and other financial data for the peer group are compiled from publicly available information as well as from the consultant’s proprietary database for similar sized industrial companies. Because the information is based on publicly available data, the comparisons are always against the data for the immediately preceding year (i.e., the 2007 study was based on data included in the 2006 annual reports and 2006 proxy statements of our peer group).

Several components of pay were analyzed by our independent consultant including: actual and targeted base salary; cash incentives; total cash compensation (i.e., base salary plus cash incentives); actual and targeted long-term incentives; total direct compensation (i.e., total cash plus long-term incentives); and, to the extent applicable, total direct compensation plus retirement contributions. The Compensation Committee’s review of our financial performance versus our peer group focused on revenue growth, operating earnings growth, EBITDA, as well as total shareholder return and return on average equity.

The Compensation Committee’s review led them to conclude that when compared to our peer group, our financial performance as compared to the key financial metrics described above approximated  the 75th percentile of our peer group. The 2007 total direct compensation (including, where applicable, retirement contributions) for our named executive officers and the 2007 total actual cash compensation for our named executive officers approximated the median of our peer group.

Stock Ownership

We have not established specific stock ownership guidelines for our executive officers or directors. As of April 21, 2008, the market value of BE Aerospace stock owned by our named executive officers as a multiple of each of their base salaries ranged from approximately two times to fourteen times base salary. The details of share ownership for each named executive officer are set forth above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Tax Deductibility

To the extent that it is practicable and consistent with our executive compensation philosophy, we intend to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million. If compliance with Section 162(m) conflicts with the compensation philosophy or is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2007 with management. Based on the review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Charles L. Chadwell
Jonathan M. Schofield

Summary Compensation Table

The following table sets forth the compensation paid to our named executive officers in 2007 and 2006.(1)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(e)		(f)	(g)	(i)		(j)
Amin J. Khoury	2007	$1,001,200	$2,905,634	(4)	—	$1,001,200	$4,656,784	(5)	$9,564,818	(5)
Chairman and Chief Executive Officer	2006	904,000	1,019,504	(4)	—	994,400	2,648,301	(5)	5,566,205

Michael B. Baughan
President and Chief	2007	514,000	236,173		—	400,000	112,087	(6)	1,262,260
Operating Officer	2006	440,000	26,593	(6)	—	330,000	23,723	(6)	820,316

Thomas P. McCaffrey
Senior Vice President and Chief	2007	471,500	874,456	(4)	—	430,000	420,957	(7)	2,196,913
Financial Officer	2006	430,000	285,300	(4)	—	430,000	391,706	(7)	1,537,006

Wayne Exton
Vice President and General	2007	275,000	133,636		—	175,000	31,599	(8)	615,235
Manager - Business Jet Segment	2006	265,036	14,198		—	110,000	70,105	(8)	459,339

Werner Lieberherr
Vice President and General
Manager—Commercial Aircraft	2007	400,000	181,919		—	250,000	22,714	(9)	854,633
Products Group	2006	178,291	56,032		—	140,000	44,546	(9)	418,869

Robert A. Marchetti
Vice President and General	2007	327,500	235,370		—	327,500	28,819	(10)	919,189
Manager—Distribution Segment	2006	291,497	27,196		—	300,000	28,097	(10)	646,790

(1)	All annual cash bonuses paid to our named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(2)
The amounts reported in the “Stock Awards” column reflect the dollar amount, without reduction for risk of forfeiture, recognized for financial reporting purposes for the fiscal years ended December 31, 2007 and 2006 of awards of restricted stock, calculated in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R “Share Based Payment”, or SFAS 123R. The amount set forth may include expenses attributable to equity awards granted during and before 2007 or 2006. Assumptions made in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal years ended December 31, 2007 and 2006 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2008.

(3)
The amounts shown represent the annual cash incentive payments received by our named executive officers under our MIP. These cash awards were earned in 2007 and 2006 and were paid on March 7, 2008 and March 6, 2007, respectively. The MIP is described in detail above in our Compensation Discussion and Analysis.

(4)
In order to assist in the retention of and to further incentivize our CEO and CFO and in lieu of the change of control benefits which were eliminated from their contracts with us, on July 31, 2006, we granted our CEO an award of 387,900 shares of restricted stock, and we granted our CFO 104,200 shares of restricted stock. The expenses included in the “Stock Awards” column with respect to these special awards for 2007 and 2006 were  $2,398,635 and $1,004,654, respectively,  for Mr. Khoury and $644,641 and $270,004, respectively, for Mr. McCaffrey.

(5)
With respect to Mr. Khoury, the amount reported for 2007 and 2006  as “All Other Compensation” includes $1,501,800 and $1,356,000, respectively,  for our  annual retirement contributions to his grantor trust; $2,794,500 and $828,750, respectively, for  contributions to his grantor trust for catch up adjustments related to prior periods; $180,795 and $284,376, respectively, representing the aggregate incremental cost to us for his personal use of the Company aircraft; $125,983 and $126,185, respectively, for estate planning; $9,000 and $7,500, respectively for Company contributions to our 401(k) Plan; $3,116 and $5,113, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile and insurance allowance. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

(6)
With respect to Mr. Baughan, the amount reported for 2007 and 2006 as “All Other Compensation” includes $83,576 and $0, respectively, for our annual retirement contributions to his grantor trust, $9,000 and $7,500 respectively for contributions to the Company’s 401(k) Plan; $2,880 and $3,115, respectively, representing payments under executive medical coverage; and an additional amount relating to an automobile allowance and estate planning.

(7)
With respect to Mr. McCaffrey, the amount reported for 2007 and 2006  as “All Other Compensation” includes $341,967 and $355,278, respectively, for our annual retirement contributions to his grantor trust; $9,000 and $7,500, respectively, for contributions to the Company’s 401(k) Plan; $53,251 and $11,289, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance and estate planning.

(8)
With respect to Mr. Exton, the amount reported for 2007 and 2006 as “All Other Compensation” includes $9,399  and $55,474, respectively, for reimbursement of relocation expenses; $9,000 and $6,000, respectively, for contributions to the Company’s 401(k) Plan; and an additional amount relating to an automobile allowance.

(9)
With respect to Mr. Lieberherr, the amount reported for 2007 and 2006  as “All Other Compensation” includes $0 and $32,747, respectively, for reimbursement of  relocation expenses, $9,000 and $1,539, respectively, for contributions to the Company’s 401(k) Plan; $514 and $3,660, respectively, representing payments under our executive medical plan in 2007 and COBRA in 2006,  and an additional amount relating to an automobile allowance.

(10)
With respect to Mr. Marchetti, the amount reported for 2007 and 2006 as “All Other Compensation” includes $9,000 and $7,500, respectively, for contributions to the Company’s 401(k) Plan; $6,619 and $7,489, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance.

Grants of Plan-Based Awards Table

The following table sets forth information concerning stock based awards made to our named executive officers in 2007 and 2006.

	Estimated Future Payouts Under Non-Equity Incentive Plan (MIP or bonus) Awards(1)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		Grant Date Fair Value of Stock and Option Awards ($)(4)
(a)	(b)	(c)	(d)	(e)	(i)		(k)

Amin J. Khoury	1/1/07	$0	$1,001,200	$1,201,440	—		—
	11/15/07	—	—	—	40,914	(5)	$1,752,756
	11/15/06	—	—	—	66,988	(5)	1,808,006
	7/31/06	—	—	—	387,878	(5)(6)	9,599,981
Michael B. Baughan	1/1/07	$0	$514,000	$616,800	—		—
	11/15/07	—	—	—	12,027	(9)	515,237
	11/15/06	—	—	—	32,605	(9)	880,009	(7)
Thomas P. McCaffrey	1/1/07	$0	$471,500	$565,800	—		—
	11/15/07	—	—	—	11,029	(8)	472,482
	11/15/06	—	—	—	31,864	(8)	860,009
	7/31/06	—	—	—	104,242	(6)(8)	2,579,990
Werner Lieberherr	1/1/07	$0	$320,000	$400,000	—		—
	11/15/07	—	—	—	16,340	(9)	700,006
	11/15/06	—	—	—	8,151	(9)	219,995
	7/5/06	—	—	—	18,340	(9)	419,986
Robert A. Marchetti	1/1/07	$0	$262,000	$327,500	—		—
	11/15/07	—	—	—	7,645	(10)	327,512
	11/15/06	—	—	—	16,673	(10)	450,004
Wayne Exton	1/1/07	$0	$220,000	$275,000	—		—
	11/15/07	—	—	—	6,419	(9)	274,990
	11/15/06	—	—	—	18,525	(9)	499,990

(1)
The amounts shown represent the range of annual cash incentive opportunities for each named executive officer under our 2007 MIP. The MIP is described in detail above in our Compensation Discussion and Analysis.

(2)
Since the amount of Non-Equity Incentive Plan awards are determined on the basis of a named executive officer’s contributions to the success of a segment or the Company, as applicable, no specific threshold can be determined.

(3)
The restricted stock awards made on November 15, 2007 were approved by our Compensation Committee at its meeting on October 31, 2007. This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants made effective as of November 15th of each year (or if November 15th is not a business day, the first business day thereafter). The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock on the date of grant. All grants of restricted stock are made pursuant to our 2005 Long-Term Incentive Plan.

(4)
The amounts shown represent the SFAS 123R fair value determined as of the date of grant. For more information about our adoption of SFAS 123R and how we value stock-based awards (including assumptions made in such valuation), refer to Note 12 to our audited financial statements for the fiscal year ended December 31, 2007 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2008.

(5)
Twenty-five percent of the shares of restricted stock vests on each of the first, second, third and fourth anniversaries of the date of grant provided that Mr. Khoury is employed on the applicable vesting date. Upon Mr. Khoury’s termination due to death or disability or a termination by us for any reason, all unvested shares of restricted stock will vest immediately. In addition, upon a change of control of our Company prior to vesting, all unvested shares of restricted stock will immediately vest in full.

(6)
As more fully described above in our Compensation Discussion and Analysis, in order to assist in the retention of and to further incentivize our CEO and CFO and in lieu of the change of control benefits which were eliminated from their contracts with us, on July 31, 2006, we granted our CEO an award of 387,900 shares of restricted stock, and we granted our CFO 104,200 shares of restricted stock.

(7)
On December 27, 2005, Mr. Baughan was granted 75,000 stock options in connection with his promotion to President and Chief Operating Officer effective as of December 31, 2005. The value of these stock options, determined in accordance with the provisions of SFAS 123R was $625,050. As more fully described above in our Compensation Discussion and Analysis, the vesting of these and other outstanding stock options was accelerated on December 31, 2005.

(8)
Twenty-five percent of the shares of restricted stock vests on each of the first, second, third and fourth anniversaries of the date of grant provided that Mr. McCaffrey is employed on the applicable vesting date. Upon Mr. McCaffrey’s termination due to death or disability, a termination by us without cause or Mr. McCaffrey’s resignation for good reason (each as described below under the heading “Employment, Severance and Change of Control Agreements”) all unvested shares of restricted stock will vest immediately. In addition, upon a change of control of our Company prior to vesting, all unvested shares of restricted stock will immediately vest in full.

(9)
Twenty-five percent of the shares of restricted stock vests on each of the first, second, third and fourth anniversaries of the date of grant. If the named executive officer’s employment terminates for any reason other than death or disability prior to the applicable vesting date, all unvested shares will be immediately cancelled. Upon a named executive officer’s termination due to death or disability, all unvested shares of restricted stock will immediately vest. In addition, upon a change of control of our Company prior to vesting, all unvested shares of restricted stock will immediately vest in full.

(10)
Twenty-five percent of the shares of restricted stock granted in 2007 vest on the first, second, third and fourth anniversary of the date of grant.  Fifty percent of the shares of restricted stock granted in 2006 vest on each of the first and second anniversaries of the date of grant. If Mr. Marchetti’s employment terminates for any reason other than death or disability prior to the applicable vesting date, all unvested shares will be cancelled immediately. Upon Mr. Marchetti’s termination due to death or disability, all unvested shares of restricted stock will immediately vest. In addition, upon a change of control of our Company prior to vesting, all unvested shares of restricted stock will immediately vest in full.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning outstanding equity awards held by each named executive officer at December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(b)	(e)	(g)	(h)
Amin J. Khoury	—	--	382,063	$20,211,133
Michael B. Baughan	—	--	36,480	1,929,792
Thomas P. McCaffrey	—	--	113,108	5,983,413
Wayne Exton	—	--	20,312	1,074,505
Werner Lieberherr	—	--	36,208	1,915,403
Robert A. Marchetti	—	--	15,981	845,395

(1)
For Messrs. Khoury, Baughan, McCaffrey, Exton and Lieberherr, 25% of the shares of restricted stock will vest on each of the first, second, third and fourth anniversaries of the date of grant provided that the executive is employed on the applicable vesting date. For Mr. Marchetti, 8,336 shares of restricted stock vest on November 15, 2008 provided that he is employed on that date and the balance of 7,645 shares vest ratably over a four year period.  The vesting provisions upon a termination of employment or a change of control are set forth in footnotes 5, 8, 9 and 10 to the Grants of Plan-Based Awards Table above.

(2)
The market value of unvested shares is based on the closing share price of $52.90 at December 31, 2007.  The market value of unvested shares based on the closing share price of $34.95 at March 31, 2008 for Messrs. Khoury, Baughan, McCaffrey, Exton, Lieberherr and Marchetti was $13,353,102, $1,274,976, $3,953,125, $709,904, $1,265,470 and $558,536, respectively.

Option Exercises and Stock Vested Table

The following table provides information concerning the exercise of stock options and vesting of stock awards held by each named executive officer during the years ended December 31, 2007 and 2006.

		Option Awards		Stock Awards
Name		Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)		(b)(#)	(c)($)	(d)(#)	(e)($)
Amin J. Khoury	2007	—	—	113,717	$4,650,544
	2006	518,333	$9,630,789	—	—

Michael B. Baughan	2007	75,000	1,470,000	8,152	$349,232
	2006	213,750	3,999,289	—	—

Thomas P. McCaffrey	2007	—	—	34,027	$1,398,297
	2006	258,333	4,600,859	—	—

Wayne Exton	2007	20,000	260,400	4,632	$198,435
	2006	—	—	—	—

Werner Lieberherr	2007	—	—	6,623	$279,420
	2006	—	—	—	—

Robert A. Marchetti	2007	22,612	475,124	8,337	$357,157
	2006	26,554	560,253	—	—

Nonqualified Deferred Compensation

All of our employees, including our named executive officers, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $9,000. We do not provide any non qualified deferred compensation benefits to any of our employees.

Employment, Severance and Change of Control Agreements

We have entered into employment agreements with each of our named executive officers as described below.

Amin J. Khoury. Mr. Khoury is party to an employment agreement with us, amended as of April 27, 2007, pursuant to which he serves as our Chairman and Chief Executive Officer, or CEO. The agreement has a rolling three-year term so that the term of the agreement extends through three years from any date as of which the term is being determined unless terminated earlier. The agreement provides that Mr. Khoury will receive a base salary of $1,001,200 per year (as of July 1, 2007), subject to cost of living and other increases as determined from time to time by our Board of Directors. Mr. Khoury is also entitled to participate in our MIP and to receive an annual cash incentive as determined by the Compensation Committee. During the period from January 1, 2007 through June 30, 2007, our CEO’s annual base salary was $936,000.  On July 1, 2007 his base salary was adjusted to $1,001,200.  Mr. Khoury received a bonus of $1,001,200 for 2007. Mr. Khoury is also eligible to participate in all benefit plans (other than retirement plans) generally available to our executives and we provide him with an automobile and insurance at a cost of approximately $40,000 per year.

General Provisions

Our agreement with Mr. Khoury provides that we will make an annual retirement contribution to a grantor trust established for his benefit in an amount equal to 1.5 times his annual base salary. These contributions are taxed currently to our CEO and reported in the “All Other Compensation” column of the Summary Compensation Table above. We fund these contributions, less applicable personal income taxes, into this grantor trust on a quarterly basis in arrears. Changes in base salary are reflected in the quarterly contributions on a cumulative basis in the quarter following a change in base salary. Previously taxed contributions held in the trust will be distributed in a lump-sum to our CEO or his beneficiary, as the case may be, as a result of a change of control or any termination of his employment, or as otherwise provided pursuant to the terms of this grantor trust. Our CEO’s employment agreement provides that he and his spouse will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of their lives notwithstanding any termination of his employment for any reason.

Pursuant to the agreement, if our CEO’s employment with us terminates for any reason other than death or incapacity, we will enter into a consulting arrangement with him under which he has agreed to provide strategic planning, financial planning, merger and acquisition advice and consultation to us, as well as periodic advice and consultation regarding key staffing and recruitment issues and such other services as we may mutually agree upon. The consulting arrangement will extend for a period of five years following our CEO’s termination of employment. During the duration of his consulting agreement, our CEO will be entitled to a consulting fee equal to 15% of his salary in effect on the day of his termination of employment and will also be entitled to an office, an assistant, travel benefits under our travel policy described above in our Compensation Discussion and Analysis, automobile benefits and reimbursement for reasonable out-of-pocket business expenses. Unvested restricted stock awards will continue to vest in accordance with the award agreement for so long as Mr. Khoury is providing consulting services under this agreement. During the five-year term, the consulting arrangement may not be amended or terminated without the prior written consent of us and Mr. Khoury. In the event of our CEO’s death or disability during the consulting period, he will receive a lump-sum payment equal to the fees for the then remaining term of the consulting period.

In the event that any payments or other benefits made to our CEO are subject to excise tax as an “excess parachute payment” under the Internal Revenue Code, he will receive an excise tax “gross-up” payment. Similarly, the agreement provides him with a tax “gross-up” payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

During the term of his employment agreement and consulting agreement (if applicable) and for a period of two years thereafter, our CEO may not compete with us or solicit our employees. In addition, our CEO is subject to a confidentiality provision that lasts indefinitely.

During 2005, we entered into a death benefit agreement with our CEO that provides for the payment of a $3 million death benefit to his named beneficiary upon his death during or after his employment. We have fully funded this death benefit with a single payment whole life insurance policy.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, our CEO will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Voluntary Termination. If our CEO terminates his employment with us at any time and for any reason, he is entitled to a lump-sum severance payment amount equal to one times his annual base salary.

Involuntary Termination. If our CEO’s employment with us is terminated by us for any reason other than death, incapacity or in connection with the closing of a Change of Control transaction, he is entitled to a lump-sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term, the distribution of the funds in his grantor trust (including a final contribution determined as if he remained employed for three years following the termination of his employment), accelerated vesting of all outstanding equity awards, with stock options remaining exercisable for the remainder of their applicable terms, and a lump-sum severance amount equal to one times his annual base salary.

Change of Control. If a change of control occurs, our CEO will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. In addition, if his employment terminates in connection with the closing of a Change of Control transaction, our CEO will be entitled to a lump-sum severance amount equal to one times his annual base salary. If our CEO’s employment is not terminated in connection with the closing of a Change of Control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment he will be entitled to the payments and benefits set forth in his employment agreement. In the event of a dispute regarding the benefits payable to our CEO upon a change of control, we will pay or reimburse him for all related legal expenses.

Death. In the event of our CEO’s death, his designee will receive an amount equal to the salary that would have been due to him if he remained employed through the third anniversary of his death. In addition, our CEO’s designee will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Incapacity. In the event of our CEO’s termination of employment due to his incapacity, he will receive an annual amount equal to two times the base salary that he would have received had he remained employed through the third anniversary of his termination of employment, payable in equal bi-monthly installments. In addition, our CEO will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Michael B. Baughan. Mr. Michael B. Baughan, our President and Chief Operating Officer, or COO, is party to an employment agreement with us that was amended as of April 27, 2007. The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier. Under the terms of the agreement, our COO will receive an annual salary of $514,000 per year (as of July 1, 2007), subject to adjustment from time to time by our Board of Directors, and he may receive an annual incentive bonus under our MIP at the discretion of our Board of Directors, which may not (except under special circumstances at the discretion of the Board of Directors) exceed 120% of his then current salary. Our COO is also entitled to an automobile allowance of $1,100 per month and may participate in all benefit plans, programs and arrangements generally made available to our executives. During the period from January 1, 2007 through June 30, 2007, Mr. Baughan’s annual base salary was $485,000.  Mr. Baughan’s base salary was adjusted to $514,000 on July 1, 2007, and he received a bonus of $400,000 for fiscal 2007.

General Provisions

Our agreement with Mr. Baughan provides that, beginning on April 27, 2007, we will make an annual retirement contribution to a rabbi trust established for his benefit in an amount equal to 50% of his average annual salary for the preceding three-year period. The retirement contributions will vest in full on April 26, 2012 provided that Mr. Baughan remains employed through this date. Vesting of the accrued retirement contributions will accelerate upon the termination of Mr. Baughan’s employment due to his death, incapacity or by us without cause. We fund these contributions into this rabbi trust on a quarterly basis in arrears. Changes in base salary are reflected in the quarterly contributions in the quarter following a change in base salary. Vested funds held in the trust will be distributed in a lump-sum to our COO or his beneficiary, as the case may be, as a result of a change of control (as defined under Section 409A of the Internal Revenue Code) or any other termination of his employment, as otherwise provided pursuant to the terms of the rabbi trust.

In the event that any payments or other benefits made to our COO are subject to excise tax as an “excess parachute payment” under the Internal Revenue Code, our COO will receive an excise tax “gross-up” payment. Similarly, the agreement provides our COO with a tax “gross-up” payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

On April 27, 2007, we entered into a death benefit agreement with our COO that provides for the payment of a $1.5 million death benefit to his named beneficiary upon his death during or after his employment. We have fully funded this death benefit with a single payment whole life insurance policy.

Our COO is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

Involuntary Termination. In the event our COO’s employment is terminated by us without cause (as defined in the employment agreement), he will receive a lump-sum severance amount equal to the salary he would have received had he remained employed through the remainder of his then-existing term. He will also be entitled to the immediate vesting of his accrued retirement benefits as described above. In addition, all outstanding equity awards will immediately vest with any stock options remaining exercisable for the remainder of their applicable terms.

Change of Control. If a change of control occurs (as defined under Section 409A of the Code), our COO will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable term. In addition, if, in connection with the change of control his employment is terminated by us without cause, our COO will be entitled to a lump-sum amount equal to three times his salary, accelerated vesting of his accrued retirement benefits as described above and two year’s continuation of his medical, dental and health benefits to the extent permitted under Section 409A of the Internal Revenue Code.

Death. In the event of our COO’s termination due to his death, his designee will receive a lump-sum payment equal to the salary that would have been due to him had he remained employed through the third anniversary of his death. Our COO’s designee will also receive accelerated vesting of his accrued retirement benefits as described above and accelerated vesting of all outstanding equity awards with any stock options remaining exercisable for the remainder of their applicable terms. In addition, our COO’s eligible dependents will receive two year’s continuation of his medical, dental and health benefits to the extent permitted under Section 409A of the Internal Revenue Code.

Incapacity. In the event of our COO’s termination due to his incapacity, he will receive the salary and automobile allowance that he would have received had he remained employed through the third anniversary of his termination. In addition, our COO and his eligible dependants will be entitled to receive, for two years following his termination due to his incapacity, continuation of medical, dental and health benefits to the extent permitted under Section 409A of the Internal Revenue Code. As a result of such a termination, our COO will also be entitled to accelerated vesting of his accrued retirement benefits as described above and accelerated vesting of all outstanding equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Resignation; Termination for Cause. If, at any time, our COO resigns his employment with us or his employment is terminated by us for cause he will not be entitled to any further compensation or benefits other than as set forth in any applicable plans, programs and arrangements.

Thomas P. McCaffrey. Mr. Thomas P. McCaffrey is party to an employment agreement with us, amended and restated as of April 27, 2007, pursuant to which he serves as our Senior Vice President and Chief Financial Officer, or CFO. The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier. The agreement provides that our CFO will receive a base salary of $471,500 per year (as of July 1, 2007), subject to cost of living and other increases as determined from time to time by our Board of Directors. Our CFO is also entitled to participate in our MIP and to receive a discretionary annual cash incentive. Our CFO is also eligible to participate in all benefit plans (other than retirement plans) available to our executives and to receive an automobile allowance of $1,100 per month. During the period from January 1, 2007 through June 30, 2007, our CFO’s annual base salary was $445,000.  Mr. McCaffrey’s base salary was adjusted to $471,500 on July 1, 2007 and he received a bonus of $430,000 for fiscal 2007.

General Provisions

Our agreement with Mr. McCaffrey provides that we will make an annual retirement contribution to a grantor trust established for his benefit in an amount equal to one-half of his average annual salary for the preceding three year period. These contributions are taxed currently to our CFO and reported in the “All Other Compensation” column” of the Summary Compensation Table above. We fund these contributions less applicable personal income taxes, into this grantor trust on a quarterly basis in arrears. Changes in base salary are reflected in the quarterly contributions in the quarter following a change in base salary. Previously taxed and undistributed funds held in the trust will be distributed in a lump-sum to the executive or his beneficiary, as the case may be, as a result of a change of control (as defined in his employment agreement) or any other termination of his employment, as otherwise provided pursuant to the terms of this grantor trust.

In the event that any payments or other benefits made to him are subject to excise tax as an “excess parachute payment” under the Internal Revenue Code, our CFO will receive an excise tax “gross-up” payment. Similarly, the agreement provides him with a tax “gross-up” payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

During 2005, we entered into a death benefit agreement with our CFO that provides for the payment of a $1 million death benefit to his named beneficiary upon his death during or after his employment. We have fully funded this death benefit with a single payment whole life insurance policy.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, our CFO will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Involuntary Termination. In the event our CFO’s employment is terminated by us without cause or by our CFO for good reason (as each term is defined in the employment agreement), other than in connection with the closing of a change of control transaction, he will receive a lump-sum severance amount equal to two times his annual salary, plus the salary he would have received had he remained employed through the then existing term of the agreement. He will also receive distribution of funds in his retirement trust (including a final contribution determined as if he continued employment for three years following the termination). As a result of such a termination, he will also be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Change of Control. If a change of control occurs, our CFO will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable term. In addition, if, in connection with the closing of a Change of Control transaction, our CFO’s employment is terminated by us without cause or by our CFO for good reason, our CFO will be entitled to a lump-sum amount equal to two times his annual base salary. If our CFO’s employment is not terminated in connection with the closing of a Change of Control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment he will be entitled to the payments and benefits set forth in the agreement. In the event of a dispute regarding the benefits payable to our CFO upon a change of control, we will pay or reimburse him for all related legal expenses.

Death. In the event of our CFO’s termination due to his death, his designee will receive a lump-sum payment equal to the salary that would have been due to him had he remained employed through the third anniversary of his death. Our CFO’s eligible dependants will also be entitled to receive, for two years following his death, continuation of medical, dental and health benefits to the extent permitted under Section 409A of the Internal Revenue Code. In addition, our CFO will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Incapacity. In the event of our CFO’s termination due to his incapacity, he will receive the salary and automobile allowance that he would have received had he remained employed through the third anniversary of his termination of employment, payable in equal bi-monthly installments. In addition, our CFO will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. Our CFO and his eligible dependants will also be entitled to receive, for two years following his termination due to his incapacity, continuation of medical, dental and health benefits to the extent permitted under Section 409A of the Internal Revenue Code.

Retirement; Resignation Without Good Reason. If our CFO retires or resigns without good reason at any time he is entitled to a lump-sum severance payment equal to one times his annual base salary.

Termination for Cause. If, at any time, our CFO is terminated by us for cause, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Wayne Exton. Mr. Exton is party to an employment agreement dated May 1, 2006 that is automatically renewed for additional one-year terms unless either we or Mr. Exton gives the other party at least 30 days’ written notice prior to the then-applicable expiration date. Under the terms of his employment agreement Mr. Exton receives an annual salary of $258,000 per year (as of January 1, 2007), subject to adjustment from time to time. He is also eligible to receive a discretionary incentive bonus under our MIP. Mr. Exton is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. During the period from January 1, 2007 through June 30, 2007, Mr. Exton’s annual base salary was $258,000.  Mr. Exton’s base salary was adjusted to $275,000 on July 1, 2007 and he received a bonus of $175,000 for fiscal 2007.

Upon his death, Mr. Exton is entitled to an amount equal to the salary that he would have received had he remained employed through the remainder of the then-application term. In the event of the termination of Mr. Exton’s employment due to his incapacity, he will continue to receive his then current salary and benefits through the expiration date of the then-applicable term of the agreement, subject to mitigation from alternative employment. In addition, upon a termination of his employment due to death or disability, Mr. Exton will be entitled to the immediate vesting of all outstanding shares of restricted stock.

If we fail to extend the term of Mr. Exton’s employment for at least one year beyond the then-applicable expiration date at his then-current salary and otherwise at the same terms and conditions (other than a termination for cause), we must continue to pay Mr. Exton his salary and medical and dental benefits for a period equal to the lesser of 12 months and the date on which he accepts alternative employment. Upon a termination of Mr. Exton’s employment by us for cause or Mr. Exton’s resignation for any reason, he will not be entitled to any further compensation or benefits.

In the event that following a change of control, Mr. Exton resigns for good reason or we terminate his employment without cause, he will be entitled to receive a lump-sum payment equal to one times his base salary and continuation of his base salary and benefits for the then-remaining term of the agreement. In addition, upon a change of control, Mr. Exton will be entitled to the immediate vesting of all outstanding shares of restricted stock.

Werner Lieberherr. Mr. Lieberherr is party to an employment agreement dated July 5, 2006 that is automatically renewed for additional one-year terms unless either we or Mr. Lieberherr gives the other party at least 90 days’ written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Lieberherr receives an annual salary of $332,000 per year (as of January 1, 2007), subject to adjustment from time to time. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Mr. Lieberherr is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. During the period from January 1, 2007 through June 30, 2007, Mr. Lieberherr’s annual base salary was $332,000. Mr. Lieberherr’s base salary was adjusted to $400,000 on July 1, 2007 and he received a bonus of $250,000 for fiscal 2007. In all other respects the terms and conditions of Mr. Lieberherr’s employment agreement are substantially similar to those of Mr. Exton’s agreement.

Robert A. Marchetti. Mr. Marchetti is party to an employment agreement dated February 26, 2001 that is automatically renewed for additional one-year terms unless either we or Mr. Marchetti gives the other party at least 90 days’ written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Marchetti receives an annual salary of $309,000 per year (as of January 1, 2007), subject to adjustment from time to time. Mr. Marchetti is also eligible to receive a discretionary annual incentive bonus of up to 100% of his salary under our MIP. Mr. Marchetti is also entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. During the period from January 1, 2007 through June 30, 2007, Mr. Marchetti’s annual base salary was $309,000.  Mr. Marchetti’s base salary was adjusted to $327,500 on July 1, 2007 and he received a bonus of $327,500 for fiscal 2007. In all other respects the terms and conditions of Mr. Marchetti’s employment agreement are substantially similar to those of Mr. Exton’s agreement.

Potential Payments upon a Termination or Change of Control

The tables that follow summarize the potential compensation that would have been payable to each of our named executive officers as a result of a termination of the named executive officer’s employment or a change of control. The tables below assume that the named executive officer’s employment terminated on December 31, 2007 and, if applicable, that the change of control occurred during 2007. In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $52.90 which was the closing price of our common stock as quoted on the NASDAQ National Market on December 31, 2007.

The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the named executive officers would have been entitled to receive on December 31, 2007, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he or she voluntarily resigned on December 31, 2007), including the following:

●	Defined Contribution Plans. Each of the named executive officer’s account balances under the 401(k) Plan, including any Company contributions, were fully vested as of December 31, 2007.

●
Vested Equity Awards. Once vested, options and restricted stock are not forfeitable. The number and fair market value of all options and shares of restricted stock that were vested as of December 31, 2007 are set forth above in the Outstanding Equity Awards at Fiscal Year End Table and the Option Exercises and Stock Vested Table.

●
Life Insurance. Each of the named executive officers is entitled to receive Company paid group term life insurance of one times his or her base salary. This plan is applicable to all of our employees on a nondiscriminatory basis.

●
Death Benefit Agreements. We have entered into death benefit agreements with each of Messrs. Khoury, Baughan and McCaffrey pursuant to which their designated beneficiary will receive a death benefit of $3,000,000, $1,500,000 and $1,000,000, respectively, upon their death at any time during employment or following the termination of their employment.  We have funded these amounts with a single payment whole life insurance policy.

●
Executive Medical Benefits. Pursuant to his employment agreement, Mr. Khoury and his spouse are entitled to receive medical benefits for the remainder of their lives regardless of the reason for termination of employment.

●
Consulting Arrangement. Pursuant to his employment agreement, Mr. Khoury has agreed to provide consulting services to us for a period of five years following his termination of employment for any reason. In consideration of these consulting services, we have agreed to pay Mr. Khoury certain fees and benefits, including continued vesting of all outstanding equity awards as detailed above under the heading “Employment, Severance and Change of Control Agreements."

The amounts shown in the table below represent summary estimates of the payments to be made upon each specified termination event and do not reflect any actual payments to be received by the named executive officers.

						Change of Control
Name	Compensation Element	Voluntary Resignation	Incapicity	Death	Involuntary Termination	Involuntary Termination Upon the Closing Date	Involuntary Termination (Assuming Payments are Subject to Section 280G)	Remain Employed Beyond 280G Period
Amin J. Khoury	Severance Payment	$1,001,200	$0	$0	$1,001,200	$1,001,200	$1,001,200	$0
	Lump-sum of Salary for Contract Term	0	6,007,200	3,003,600	3,003,600	0	3,003,600	0
	Accrued Cash Incentive Compensation	0	1,001,200	1,001,200	1,001,200	1,001,200	1,001,200	0
	Retirement Contribution	0	0	0	4,505,000	0	4,505,400	0

	Total Cash Payments	$1,001,200	$7,008,400	$4,004,800	$9,511,400	$2,002,400	$9,511,400	$0
	Acceleration of Unvested Equity Awards(a)	0	20,211,133	20,211,133	20,211,133	20,211,133	20,211,133	20,211,133
	Tax Gross-up	0	0	0	0	0	0	0
	TOTAL	$1,001,200	$27,219,533	$24,215,933	$29,722,533	$22,213,533	$29,722,533	$20,211,133

(a)    The value of the Awards based on a March 31, 2008 closing price of $34.95 was $13,353,102.

						Change of Control
Name	Compensation Element	Voluntary Resignation/ Termination for Cause	Incapacity	Death	Termination Without Cause	Resignation/ Remain Employed	Termination Without Cause
Michael B. Baughan	Lump-sum of Salary for Contract Term	$0	$1,542,000	$1,542,000	$1,542,000	$0	$1,542,000
	Accrued Cash Incentive Compensation	0	400,000	400,000	400,000	0	400,000
	Benefit Continuation	0	45,360	5,760	5,760	0	5,760
	Retirement Contribution	0	0	0	0	0	0
	Total Cash Payments	$0	$1,987,360	$1,947,760	$1,947,760	$0	$1,947,760
	Acceleration of Unvested Equity Awards(b)	0	1,929,792	1,929,792	1,929,792	1,929,792	1,929,792
	Tax Gross-up	0	0	0	0	0	0
	TOTAL	$0	$3,917,152	$3,877,552	$3,877,552	$1,929,792	$3,877,552

(b)    The value of the Awards based on a March 31, 2008 closing price of $34.95 was $1,274,976.

						Change of Control
Name	Compensation Element	Death or Incapacity	Resignation Without Good Reason/Retirement	Resignation With Good Reason/ Termination Without Cause	Termination for Cause	Involuntary Termination Upon the Closing Date	Involuntary Termination (Assuming Payments are Subject to Section 280G)	Remain Employed Beyond 280G Period
Thomas P. McCaffrey	Severance Payment	$0	$471,500	$943,000	$0	$943,000	$943,000	$0
	Lump Sum of Salary for Contract Term	1,414,500	0	1,414,500	0	0	1,414,500	0
	Accrued Cash Incentive Compensation	471,500	0	471,500	0	471,500	471,500	0
	Benefit Continuation	146,102	0	0	0	0	0	0
	Retirement Contribution	0	0	707,250	0	0	707,250	0
	Total Cash Payments	$2,032,102	$471,500	$3,536,250	$0	$1,414,500	$3,536,250	$0
	Acceleration of Unvested Equity Awards(c)	5,983,413	0	5,983,413	0	5,983,413	5,983,413	5,983,413
	Tax Gross-up	0	0	0	0	0	0	0
	TOTAL	$8,015,515	$471,500	$9,519,663	$0	$7,397,913	$9,519,663	$5,983,413

(c)    The value of the Awards based on a March 31, 2008 closing price of $34.95 was $3,953,125.

						Change of Control
Name	Compensation Element	Voluntary Resignation/ Termination for Cause	Incapacity	Death	Failure to Renew Agreement for at Least One Year	Termination Without Cause	Remain Employed
Wayne Exton	Severance Payment	$0	$0	$0	$275,000	$275,000	$0
	Lump Sum of Salary for Contract Term	0	90,411	90,411	0	90,411	0
	Accrued Cash Incentive Compensation	0	175,000	175,000	175,000	175,000	0
	Benefits for Contract Term	0	2,959	0	7,299	7,299	0
	Total Cash Payments	$0	$268,370	$265,411	$457,299	$547,710	$0
	Accelerated of Unvested Equity Awards(d)	0	1,074,505	1,074,505	0	1,074,505	1,074,505
	TOTAL	$0	$1,342,875	$1,339,916	$457,299	$1,622,215	$1,074,505

(d) The value of the Awards based on a March 31, 2008 closing price of $34.95 was $709,904.

						Change of Control
Name	Compensation Element	Voluntary Resignation/ Termination for Cause	Incapacity	Death	Failure to Renew Agreement for at Least One Year	Termination Without Cause	Remain Employed
Werner Lieberherr	Severance Payment	$0	$0	$0	$400,000	$400,000	$0
	Lump Sum of Salary for Contract Term	0	202,740	202,740	0	202,740	0
	Accrued Cash Incentive Compensation	0	250,000	250,000	250,000	250,000	0
	Benefits for Contract Term	0	11,513	0	514	11,513	0
	Total Cash Payments	$0	$464,253	$452,740	$650,514	$864,253	$0
	Acceleration of Unvested Equity Awards(e)	0	1,915,403	1,915,403	0	1,915,403	1,915,403
	TOTAL	$0	$2,379,656	$2,368,143	$650,514	$2,779,656	$1,915,403

(e) The value of the Awards based on a March 31, 2008 closing price of $34.95 was $1,265,470.

						Change of Control
Name	Compensation Element	Voluntary Resignation/ Termination for Cause	Incapacity	Death	Failure to Renew Agreement for at Least One Year	Termination Without Cause	Remain Employed
Robert Marchetti	Severance Payment	$0	$0	$0	$327,500	$327,500	$0
	Lump Sum of Salary for Contract Term	0	51,144	51,144	0	51,144	0
	Accrued Cash Incentive Compensation	0	327,500	327,500	327,500	327,500	0
	Benefits for Contract Term	0	2,439	0	15,619	4,501	0
	Total Cash Payments	$0	$381,083	$378,644	$670,619	$710,645	$0
	Acceleration of Unvested Equity Awards(f)	0	845,395	845,395	0	845,395	845,395
	TOTAL	$0	$1,226,478	$1,224,039	$670,619	$1,556,040	$845,395

(f) The value of the Awards based on a March 31, 2008 closing price of $34.95 was $558,536.

Equity Compensation Plan Information

The Company maintains the following equity compensation plans under which the Company's common stock is authorized for issuance to employees and directors in exchange for services: 2005 Long-Term Incentive Plan, Amended and Restated 1989 Stock Option Plan, 1991 Directors' Stock Option Plan, United Kingdom 1992 Employee Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan, 2001 Directors' Stock Option Plan, 1994 Employee Stock Purchase Plan and Non-Employee Directors Deferred Stock Plan. The United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan have not been approved by the Company's stockholders; the other plans have received the approval of the Company's stockholders. As of April 12, 2006, the 2005 Long-Term Incentive Plan is the only plan that is available for the issuance of future equity awards.

The following table provides aggregate information regarding the shares of common stock that may be issued upon the exercise of options, warrants and rights under all of the Company's equity compensation plans as of December 31, 2007.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(1))
Equity Compensation Plans approved by security holders(2):	58,250	$15.39	1,722,319
Equity Compensation Plans not approved by security holders(3):	186,407	$9.84	0
Total	244,657	$11.16	1,722,319

(1)	Numbers in this column also include rights granted pursuant to the 1994 Employee Stock Purchase Plan and rights under the Non-Employee Directors Deferred Stock Plan.

(2)
Options were granted pursuant to the following plans: the 2005 Long-Term Incentive Plan, the Amended and Restated 1989 Stock Option Plan, the 1991 Directors’ Stock Option Plan, the 2001 Stock Option Plan and the 2001 Directors’ Stock Option Plan. The Company will not make any further awards under the 2001 Stock Option Plan, the 2001 Directors’ Stock Option Plan, the Amended and Restated 1989 Stock Option Plan or the 1991 Directors’ Stock Option Plan.

(3)	Options were granted pursuant to the following plans: United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan. The Company will not make any further awards under these plans.

Non-Stockholder Approved Plans. The material terms of the Company’s non-stockholder approved equity compensation plans are summarized below.

United Kingdom 1992 Employee Share Option Scheme. The Board of Directors adopted the United Kingdom 1992 Employee Share Option Scheme on July 15, 1992. The UK plan is a United Kingdom Inland Revenue approved plan that provides for the grant of share options to key employees of the Company and its subsidiaries in the United Kingdom.

The exercise price of the share options granted under the UK plan were determined by the Board of Directors and are equal to 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board of Directors, share options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. Upon an optionee’s termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, share options will lapse immediately. In addition, upon a change of control of the Company, share options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms. No further option grants will be made under the UK plan.

1996 Stock Option Plan. The Board of Directors adopted the 1996 Stock Option Plan on August 16, 1996. The plan provides for the grant of nonstatutory stock options to employees, consultants and advisers of the Company and its subsidiaries other than directors and executive officers. No further option grants will be made under the plan.

The exercise price of the options is determined by the Board of Directors but will not be less than 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board of Directors, options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

Upon an optionee’s termination of employment for any reason other than death or for cause, vested options will generally remain exercisable for three months and unvested options will be immediately forfeited. However, if the optionee has been an employee of the Company for at least 10 years at the time of termination, vested options will generally remain exercisable until the original expiration date. In addition, upon a change of control of the Company either (i) all outstanding options will become immediately exercisable at least 20 days prior to the change of control and will terminate upon the effective date of the change of control or (ii) the Board of Directors will provide for the assumption or replacement of the outstanding options by the surviving corporation resulting from the change of control. No further option grants may be made under the plan.

Policy and Procedures for the Review and Approval of Related Person Transactions

We have adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related person transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Business Conduct.

Under the policy, our Law Department will review all proposed transactions presented to or identified by it involving a related person and in which the Company is a participant and in which the amount exceeded $120,000. The Law Department will present to the Audit Committee for approval any transaction at or above this dollar amount in which the related person may have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following: (1) whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest in such transaction was disclosed to the Company, (2) the terms of the transaction and whether similar terms would have been obtained from an arm’s length transaction with a third party and (3) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are therefore, not considered related person transactions for purposes of the policy.

The policy requires that our Law Department implement certain procedures for the purpose of obtaining information with respect to related person transactions. These procedures include, among other things, (1) informing, on a periodic basis, our directors, nominees for director and executive officers of the requirement for presenting possible related party transactions to the Law Department for review and (2) reviewing questionnaires completed by directors, nominees for director and executive officers designed to elicit information about possible related person transactions.

Certain Relationships and Related Transactions

There are no reportable transactions pursuant to this requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-10-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Due to an administrative error, Forms 4 for reporting exempt transactions by Messrs. Cowart, Hamermesh, Khoury, Chadwell, Schofield and Wegner with respect to quarterly allocations of deferred shares under the Directors Plan since 2001 were filed after the relevant due dates.  To the Company’s knowledge, during 2007, all other Section 16(a) filing requirements applicable to its officers, directors and greater-than-10-percent beneficial owners were complied with. In making the above statements, the Company has relied on the written representations of its directors and officers and a review of the copies of the Section 16(a) reports that have been filed with the Securities and Exchange Commission.

PROPOSAL NO. 2

CONSIDERATION OF THE STOCKHOLDER PROPOSAL
MACBRIDE PRINCIPLES

The following resolution (referred to as the “MacBride Principles”) is submitted by the New York City Assistant Comptroller, Kenneth B. Sylvester, 1 Centre Street, New York, New York 10007 (or the Office of the Comptroller), on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System.  The proposal has been cosponsored by the Minnesota State Board of Investment.

Letters from the Bank of New York and State Street Institutional Investor Services dated January 7, 2008 and January 4, 2008, respectively, indicate that these funds own an aggregate of 407,741 shares of the common stock of the Company (less than 1%).

These parties have requested that the Company offer the following resolution with the accompanying supporting statement for stockholders to consider at the meeting:

Resolution

WHEREAS, BE Aerospace, Inc., has a subsidiary in Northern Ireland;

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.Increasing the representation of individuals from underrepresented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

2.Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.The banning of provocative religious or political emblems from the workplace.

4.All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

6.The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.The appointment of a senior management staff member to oversee the Company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

Supporting Statement

We believe that our Company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by BE Aerospace, Inc., will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Board of Directors Recommendation

This represents the eighth time that a virtually identical proposal has been submitted by these or a subset of these stockholders for consideration at the Company’s Annual Meetings of Stockholders. The proposal was submitted in 1996, 1998, 1999, 2000, 2001, 2002, and 2006, and each time was soundly defeated. In 2006, it received the affirmative vote of only approximately 10.5% of the shares voted on the proposal, and only approximately 8.2% of all outstanding shares. The proposal was submitted for the 2003 Annual Meeting of Stockholders, but the Company informed the stockholder that, under the rules of the Securities and Exchange Commission, due to the low vote the proposal received in 2002, the Company was not required to resubmit this proposal for three years, and the stockholder withdrew the proposal. A similar proposal was submitted for consideration at the Company’s Annual Meeting of Stockholders by the Minnesota State Board of Investment, which has indicated its intention to cosponsor this proposal.

The Company has requested that the stockholders withdraw this proposal in light of its past lack of support, and because it causes an unnecessary diversion of management’s attention and the Company’s resources, but the stockholders refused to do so.

To avoid further waste of corporate assets and diversion of management’s attention from the Company’s business, management is submitting this proposal to the Company’s stockholders, rather than seeking to omit this proposal from the proxy.

The Board of Directors believes that adoption of this proposal is not in the best interests of stockholders and unanimously recommends that stockholders vote against it. The Company already has taken the steps necessary to provide equal employment opportunity in Northern Ireland, regardless of religious affiliation. The Company adheres to both the letter and the spirit of the Fair Employment (Northern Ireland) Act of 1989 as well as the “Code of Practice” promulgated by the Fair Employment (Northern Ireland) Act of 1989. The Company is also registered with the Fair Employment Commission.

The Company’s policy and practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religious belief, gender, age, national origin, citizenship status, marital status, sexual orientation or disability. Northern Ireland is no exception. Through its established equal employment opportunity program, the Northern Ireland operation substantively complies with the practices outlined in the MacBride Principles. The Company is an equal opportunity employer in all job advertisements, and hiring procedures are based on the experience and qualifications needed to satisfy individual job requirements. Equal opportunity is observed for all employees in training, advancement, layoff and recall procedures. The display of potentially offensive or intimidating religious emblems at the Company’s facilities is not permitted. The Company provides security for all employees at work.

The Company believes the adoption and implementation of the MacBride Principles is unnecessary and burdensome, and, as a result, not in the best interests of the Company or its employees in Northern Ireland.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the meeting (at which a quorum is present) is required to approve the Proposal.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ending December 31, 2007.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP’s independence, the Audit Committee of the Company’s Board of Directors considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function. The Audit Committee of the Company’s Board of Directors also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the total fees for services performed by Deloitte & Touche LLP during the fiscal years ended December 31, 2007 and December 31, 2006.

	2007	2006
Audit Fees	$2,798,868	$2,487,390
Audit Related Fees	13,500	327,419
Tax Fees	1,285,636	553,416
All Other Fees	3,577	—
Total	$4,101,581	$3,368,225

Audit Fees

Audit fees in 2007 and 2006 include aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes Oxley Act Section 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s subsidiaries and services provided in connection with filing registration statements with the Securities and Exchange Commission.

Audit Related Fees

Audit related fees in 2007 and 2006 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with employee benefit plan audits and due diligence services in connection with an acquisition.

Tax Fees

Tax fees in 2007 and 2006 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with services for tax compliance, tax planning, tax advice and tax audit assistance.

All Other Fees

All other fees in 2007 consist of fees related to work to support the Company’s grant application in Ireland.  We did not pay any fees to Deloitte & Touche LLP in 2006 other than those described above.

Pre-Approval Policies and Procedures

The Compensation Committee approves all audit, audit related services, tax services and other services provided by Deloitte & Touche LLP. Any services provided by Deloitte & Touche LLP that are not specifically included within the scope of the audit must be pre-approved by the Compensation Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, Compensation Committees are permitted to approve certain fees for audit related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2007, none of the fees paid to Deloitte & Touche LLP were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2009 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than February 13, 2009 to be considered for inclusion in the Company’s proxy materials for that meeting. In accordance with Section 2.11 of the Company’s By-laws, for notice of a stockholder proposal to be considered timely, but not included in the proxy materials, a stockholder’s proposal must be delivered to, or mailed and received by, the Secretary of the Company no later than June 11, 2009.

OTHER MATTERS

The Board of Directors is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

FORM 10-K

A copy of the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
Attention: Investor Relations

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 31, 2008.  Our proxy statement and our annual report on Form 10-K are available on our website at www.beaerospace.com.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 31, 2008.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call
•	Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card	__________

‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

A	Proposals – The Board of Directors unanimously recommends a vote FOR the listed nominees.

1. Election of Two Class II Directors:	For	Withhold		For	Withhold

01 – Robert J. Khoury	☐	☐	02 – Jonathan M. Schofield	☐	☐

B	Issues – The Board of Directors recommends a vote AGAINST Proposal 2.
		For	Against	Abstain
2.	Proposal to adopt the stockholder proposal	☐	☐	☐
(the MacBride Principles).

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

C	Non – Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

D	Authorized Signatures – This section must be completed for your vote to be counted. — Date and Sign Below.
Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE‚

Proxy – BE Aerospace, Inc.

ANNUAL MEETING
JULY 31, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Edmund J. Moriarty, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the “Company”) to be held on July 31, 2008 in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m., and at any adjournment thereof (the “Meeting”), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter which may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted FOR the nominees for Director, and a vote AGAINST Proposal 2 and in the discretion of the named proxies as to any other matter that may properly come up before the Meeting.

CONTINUED AND TO BE VOTED ON REVERSE SIDE